EXHIBIT 16.1

[Letterhead of Beard Miller Company LLP]

April 9. 2009

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC  20549

We have been furnished with a copy of the response to Item 4.01 of Form 8-K for the event that occurred on April 6, 2009, to be filed by our former client, Tower Bancorp, Inc. We agree with the statements made in response to that Item insofar as they relate to our Firm.

Sincerely,

/s/ Beard Miller Company LLP